Exhibit 107

Calculation of Filing Fee Table

Form S-4

(Form Type)

Lifeloc Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (1)(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, no par value	457(o)	275,000	$3.22	$885,500.00	0.00015310	$135.57
Fees Previously Paid	--	--	--	--	--	--	--	--	--	--	--	--
Carry Forward Securities
Carry Forward Securities	--	--	--	--		--			--	--	--	--
	Total Offering Amounts					$885,500.00
	Total Fees Previously Paid					$0
	Total Fee Offsets					$0
	Net Fee Due							$135.57

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated in accordance with Rule 457(c) under the Securities Act solely for purposes of calculating the registration fee. The maximum price per Security and the maximum aggregate offering price are based on the average of the $3.43 (high) and $3.00 (low) sale price of the Registrant's common stock as reported on the OTC over the thirty (30) days prior to filing this Registration Statement. There were no trades in the Registrant’s stock during the five (5) business days prior to the date of filing this Registration Statement.

(3)	Calculated pursuant to Rule 457(o) of the Securities Act.